Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of July 25, 2016 (this “Second Supplemental Indenture”), is by and among 21st Century Oncology, Inc., a Florida corporation (the “Issuer,” which term includes its successors and assigns), the Guarantors (as defined in the Indenture (as defined below)) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) under the Indenture.  Capitalized terms used and not defined herein shall have the same meanings given in the Indenture unless otherwise indicated.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of April 30, 2015 (as otherwise amended, supplemented, waived or modified, the “Indenture”), providing for the issuance of 11.00% Senior Notes due 2023 of the Issuer (the “Notes”);

WHEREAS, the Issuer and the Guarantors desire that the Holders grant a limited waiver to certain specified continuing Events of Default under the Indenture;

WHEREAS, the Issuer and the Guarantors desire to amend certain provisions of the Indenture;

WHEREAS, certain of the Holders, constituting Holders of a majority of the aggregate principal amount of the Notes outstanding, have consented to the limited waiver and amendments contemplated hereby and have directed the Trustee to execute and deliver a supplemental indenture to the Indenture to effect a limited waiver to certain specified continuing Events of Default under the Indenture and to amend certain provisions of the Indenture, as specifically contemplated hereby; and

WHEREAS, pursuant to Sections 6.4 and 9.2 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to provide a limited waiver to certain specified continuing Events of Default under the Indenture and to amend the Indenture, in each case as specifically contemplated hereby, with the consent of the Holders of at least a majority in principal amount of the Notes outstanding.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Issuer and the Trustee mutually covenant and agree as follows:

Section 1.                                           Limited Waiver of Specified Events of Default.

(a)                                 The Holders of a majority in aggregate principal amount of the outstanding Notes waive during the Waiver Period (as defined below) the Specified Events of Default (as defined below); provided, however, that the foregoing limited waiver of the Specified Events of Default shall not apply for purposes of determining under the Note Documents the actions or omissions that the Issuer, any Subsidiary of the Issuer or any Guarantor may take or commit while a Default or Event of Default is continuing.  The limited waiver of the Specified Events of Default provided in the immediately preceding sentence shall not apply to any other provision of the Indenture or any of the other Note Documents or any other Default or Event of Default that may occur or be continuing under the Note Documents, shall be limited precisely as written and shall only be effective during the Waiver Period.  Upon the expiration of the Waiver Period, the Specified Events of Default shall be continuing at that time and the Trustee and the Holders shall be entitled to exercise and to enforce any and all rights and remedies available to them under the Indenture and the other Note Documents or otherwise against the Issuer and the Guarantors as a consequence of any of the Specified Events of Default.

(b)                                 The Issuer and the Guarantors hereby acknowledge and agree that, as of the date of this Second Supplemental Indenture and as of the Amendment Effective Date (as defined below), the Specified Events of Default have occurred and are continuing.

(c)                                  The term “Specified Events of Default” means, collectively, (i) the Default arising from the Issuer’s failure to comply with Section 3.10(a)(1) of the Indenture for failure of the Issuer to furnish to the Trustee, within the time period set forth therein after the fiscal year ended December 31, 2015, all financial information (including audited financial statements) that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm, which Default became an Event of Default on July 17, 2016, and (b) the Default arising from the Issuer’s failure to comply with Section 3.10(a)(2) of the Indenture for failure of the Issuer to furnish to the Trustee, within the time period set forth therein after the fiscal quarter ended March 31, 2016, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, which Default will become an Event of Default on August 1, 2016.

(d)                                 The term “Waiver Period” means the period commencing on the Amendment Effective Date and ending on the earliest to occur of (i) 11:59 p.m. (Eastern time) on July 31, 2016, (ii) the date that the Trustee, any Holder or any holder of a beneficial interest in a Note becomes aware of the occurrence of a Default or Event of Default (other than the Specified Events of Default) arising from any breach, failure, matter, cause, circumstance or event occurring on or prior to the Amendment Effective Date, (iii) the occurrence of a material Default arising from the Issuer’s failure to comply with Section 3.10(g) of the Indenture, (iv) the occurrence of an Event of Default (other than the Specified Events of Default), and (v) the occurrence of an “Event of Default” under, and as defined in, the Credit Agreement.

Section 2.                                           Amendments to Indenture. Effective as of the Amendment Effective Date, the Indenture is amended as follows:

(a)                                 Section 1.1 of the Indenture is hereby amended by adding the following definitions in the appropriate alphabetical order:

““Second Supplemental Indenture” means that certain Second Supplemental Indenture, dated as of July 25, 2016, among the Issuer, the Guarantors and the Trustee.

“Specified Events of Default” means the “Specified Events of Default” as defined in the Second Supplemental Indenture.

“Specified Financial Advisor” means the “Specified Financial Advisor” as defined in the Second Supplemental Indenture.”

(b)                                 Section 3.10 of the Indenture is hereby amended by adding a new clause (g) to such Section to read as follows:

“(g)                            During the Waiver Period, the Issuer shall deliver to the Specified Financial Advisor, promptly after the Issuer receives a request therefor from the Specified Financial Advisor, any documents, materials and/or information relating to the business, operations, assets, liabilities, finances, working capital, cash flows, liquidity, strategic options, prospects and affairs of the Issuer and/or any of its Subsidiaries that are reasonably requested by the Specified Financial Advisor; provided that the Issuer will not be required to disclose or deliver any document, material or information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) that it is prohibited by law or any binding agreement from providing or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product. The Issuer shall not provide any of the documents, materials and/or information referred to in this Section 3.10(g) directly to any Holder or any Person that owns or holds a beneficial interest in any of the Notes unless specifically requested by such Holder, Person or the Specified Financial Advisor. In addition, the Issuer shall provide the Specified Financial Advisor with reasonable access to any officer of the Issuer or any of its Subsidiaries that is reasonably requested by the Specified Financial Advisor for purposes of discussing the business, operations, assets, liabilities, finances, working capital, cash flows, liquidity, strategic options, prospects and affairs of the Issuer and/or any of its Subsidiaries (and the Issuer will cause any such officer to meet with and/or speak to the Specified Financial Advisor at any time reasonably requested by the Specified Financial Advisor for any such purpose).”

(c)                                  Section 6.1(c) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(c)                            Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Anything in this Indenture or any other Note Document to the contrary notwithstanding (including the immediately preceding sentence), neither of the Specified Events of Default shall be cured or deemed cured until the later of (i) 11:59 p.m. (Eastern time) on August 31, 2016, and (ii)(A) solely with respect to the Specified

Event of Default which relates to the failure to comply with Section 3.10(a)(1) of the Indenture, the time at which the Issuer furnishes to the Trustee all financial information (including audited financial statements) that would be required to be contained in an annual report on Form 10-K for the fiscal year ended December 31, 2015, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm, or (B) solely with respect to the Specified Event of Default which relates to the failure to comply with Section 3.10(a)(2) of the Indenture, the time at which the Issuer furnishes to the Trustee all financial information that would be required to be contained in a quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016, or any successor or comparable form, filed with the SEC. For the avoidance of doubt, if the Issuer furnishes the information and reports described in clause (ii)(A) or clause (ii)(B) of the immediately preceding sentence at any time prior to 11:59 p.m. (Eastern time) on August 31, 2016, the furnishing of such information and reports shall not cure or otherwise remedy the applicable Specified Event of Default until 11:59 p.m. (Eastern time) on August 31, 2016. Anything in this Indenture or any other Note Document to the contrary notwithstanding, the cure or other remedy of an Event of Default (including a Specified Event of Default) after the Notes have been accelerated or otherwise become due shall not unwind, void, terminate or otherwise affect such acceleration or result in the Notes not being due; provided, however, that the foregoing sentence shall not (x) amend, supplement or otherwise modify Section 6.4 of the Indenture or (y) be construed to impair or otherwise adversely affect the Issuer’s, the Trustee’s or the Holders’ respective rights under Bankruptcy Law that existed prior to the Amendment Effective Date, including (1) the rights, if any, to seek to reinstate such Notes and the maturity date of such Notes to the maturity date that existed prior to any such acceleration of the Notes and (2) the rights that the Trustee or the Holders may have to object to or in any way contest such potential reinstatement rights of the Issuer, or make any other argument relating to the foregoing to the bankruptcy court in any bankruptcy proceeding of the Issuer (it being understood that nothing herein is, or shall be construed to be, a consent or approval by the Trustee or any Holder of any such reinstatement).”

Section 3.                                           Effectiveness. This Second Supplemental Indenture shall become effective and binding on the Issuer, the Trustee and every Holder heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery of this Second Supplemental Indenture by the Issuer, the Guarantors and the Trustee; provided, however, that the limited waiver and amendments to the Indenture set forth in Section 1 and Section 2 of this Second Supplemental Indenture, respectively, shall not become operative or effective until, and only if, each of the following conditions shall have been satisfied or waived in writing by the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under the Indenture:

(a)                                 The Issuer shall have executed and delivered to Houlihan Lokey Capital, Inc., the financial advisor to the Ad Hoc Group (the “Specified Financial Advisor”), an engagement letter (the “FA Engagement Letter”), in customary form, between an ad hoc group of holders of a majority in aggregate principal amount of the Notes (the “Ad Hoc Group”) and the Specified Financial Advisor pursuant to which (among other things) the Issuer shall agree to pay the Specified Financial Advisor certain fees and expenses, including the “deferred” fee previously communicated to the Issuer, in exchange for the Specified Financial Advisor providing certain financial advisory and other services to the Ad Hoc Group, such FA Engagement Letter shall be in form and substance reasonably acceptable to the Ad Hoc Group and shall be in full force and effect;

(b)                                 The Issuer shall have paid to the Specified Financial Advisor all fees that are due and payable to the Specified Financial Advisor under the terms of the FA Engagement Letter on the effective date thereof, such payment to be made by wire transfer of immediately available funds in accordance with instructions provided to the Issuer by the Specified Financial Advisor;

(c)                                  The Issuer shall have executed and delivered to Stroock & Stroock & Lavan LLP, counsel to the Ad Hoc Group (the “Specified Legal Advisor”), a letter agreement (the “Legal Advisor Agreement”) pursuant to which (among other things) the Issuer shall agree to pay the reasonable normal hourly fees and expenses of the Specified Legal Advisor in connection with its representation of the Ad Hoc Group and certain lenders under the Credit Agreement, such Legal Advisor Agreement shall be in form and substance reasonably acceptable to the Ad Hoc Group and shall be in full force and effect;

(d)                                 The Issuer shall have paid to the Specified Legal Advisor (i) all of the reasonable normal hourly fees and expenses of the Specified Legal Advisor for which invoices have been submitted to the Issuer on or prior to the date of this Second Supplemental Indenture and (ii) the full amount of the retainer previously communicated to the Issuer (which any unused amounts shall be returned to the Issuer) required by the Legal Advisor Agreement, each such payment to be made by wire transfer of immediately available funds in accordance with instructions provided to the Issuer by the Specified Legal Advisor;

(e)                                  The Issuer shall have paid to the Trustee or at the Trustee’s direction all of the fees and expenses due to the Trustee, including the fees and expenses of the Trustee’s counsel, Shipman & Goodwin LLP; and

(f)                                   Unless the Issuer paid such amount to the Trustee on or after July 19, 2016 and prior to July 25, 2016 (in which case, the condition in this clause (f) shall be deemed satisfied), the Issuer shall have deposited with the paying agent or Trustee money sufficient to pay to each Holder, as of July 25, 2016, an amount representing additional interest on the Notes equal to $2.30 for each $1,000 of Notes held by such Holder. The Issuer shall send notice to Holders of the foregoing additional interest payment and the Trustee or paying agent shall distribute such additional interest payment to Holders on the Business Day following the Amendment Effective Date or as soon as practicable thereafter.

The first date as of which all of the foregoing conditions precedent shall be satisfied is referred to herein as the “Amendment Effective Date.” The Issuer shall notify the Trustee in writing (which may be by electronic mail) of the occurrence of the Amendment Effective Date.

Section 4.                                           Ratification of Indenture; Supplemental Indenture Part of Indenture; Trustee’s Disclaimer. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, and the parties hereto hereby confirm and reaffirm the Indenture as amended and supplemented hereby, and confirm and ratify all of their obligations under the Indenture as amended and supplemented hereby. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture. Nothing herein shall be deemed to entitle the Issuer, the Guarantors or any other Person to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Indenture or any other Note Document in similar or different circumstances.

Section 5.                                           Governing Law. This Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.

Section 6.                                           No Adverse Interpretation of Other Agreements. This Second Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries (other than the Indenture). No such indenture, loan or debt agreement may be used to interpret this Second Supplemental Indenture or the Indenture.

Section 7.                                           Successors. This Second Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.                                           Separability. Each provision of this Second Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Second Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.                                           Counterpart Originals. The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 10.                                    Headings, etc. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.                                    Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this Second Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Second Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by the Issuer.

Section 12.                                    No Waivers. Neither the Trustee nor any Holder has waived (a) any Defaults or Events of Default that may be continuing under the Indenture (except for the limited waiver of the Specified Events of Default expressly set forth in Section 1 of this Second Supplemental Indenture), or (b) any of their respective rights, powers, privileges or remedies arising from any Defaults or Events of Default or otherwise available under the Indenture or any of the other Note Documents, at law or in equity. All such rights, powers, privileges and remedies of the Trustee and the Holders, and the right of the Trustee and the Holders to act or not to act with respect to any such rights, powers, privileges or remedies at any time, are expressly reserved in all respects. The failure or delay on the part of the Trustee or any Holder to exercise any such rights, powers, privileges or remedies shall not constitute an impairment or waiver thereof.

Section 13.                                    Release and Covenant Not to Sue.

(a)                                 In consideration of the benefits received by the Issuer and the Guarantors under this Second Supplemental Indenture, and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), effective on the date of this Second Supplemental Indenture, the Issuer and each Guarantor, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever waives, releases and discharges each Holder, each holder of a beneficial interest in a Note, the Trustee and each of their respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of any of them (collectively, the “Releasees”), of and from any and all claims, causes of action, suits, obligations, demands, debts, agreements, promises, liabilities, controversies, costs, damages, expenses and fees whatsoever, whether arising from any act, failure to act, omission, misrepresentation, fact, event, transaction or other cause, and whether based on any federal or state law or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, which any Releasor now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the date of this Second Supplemental Indenture or on account of or arising out of any matter, cause, circumstance or event occurring contemporaneously with or prior to the date of this Second Supplemental Indenture (collectively, the “Released Claims”).

(b)                                 The Issuer and each Guarantor, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns, hereby unconditionally and irrevocably agrees that it will not sue any Releasee on the basis of any Released Claim.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

21ST CENTURY ONCOLOGY, INC.

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

[Signature Page to the Second Supplemental Indenture]

21C EAST FLORIDA, LLC
21ST CENTURY OF FLORIDA ACQUISITION, LLC
21ST CENTURY ONCOLOGY MANAGEMENT SERVICES, INC.
21ST CENTURY ONCOLOGY OF ALABAMA, LLC
21ST CENTURY ONCOLOGY OF HARFORD COUNTY, MARYLAND L L C
21ST CENTURY ONCOLOGY OF JACKSONVILLE, LLC
21ST CENTURY ONCOLOGY OF KENTUCKY, LLC
21ST CENTURY ONCOLOGY OF NEW JERSEY, INC.
21ST CENTURY ONCOLOGY OF PENNSYLVANIA, INC.
21ST CENTURY ONCOLOGY OF PRINCE GEORGES COUNTY, MARYLAND, LLC
21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC
21ST CENTURY ONCOLOGY OF WASHINGTON, LLC
21ST CENTURY ONCOLOGY SERVICES, LLC
21ST CENTURY ONCOLOGY, LLC
AHLC, LLC
AMERICAN CONSOLIDATED TECHNOLOGIES, L.L.C.
ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.
ASHEVILLE CC, LLC
ATLANTIC UROLOGY CLINICS, LLC
AURORA TECHNOLOGY DEVELOPMENT, LLC
BERLIN RADIATION THERAPY TREATMENT CENTER, LLC
CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC.
CAREPOINT HEALTH SOLUTIONS, LLC
CAROLINA RADIATION AND CANCER TREATMENT CENTER, LLC
CAROLINA REGIONAL CANCER CENTER, LLC
DERM-RAD INVESTMENT COMPANY, LLC
DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC.
FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC
FOUNTAIN VALLEY & ANAHEIM RADIATION ONCOLOGY CENTERS, INC.
GETTYSBURG RADIATION, LLC
GOLDSBORO RADIATION THERAPY SERVICES, LLC
JACKSONVILLE RADIATION THERAPY SERVICES, LLC
MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, LLC
MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

[Signature Page to the Second Supplemental Indenture]

NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INCORPORATED
NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEW YORK RADIATION THERAPY MANAGEMENT SERVICES, LLC
NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC
ONCURE HOLDINGS, INC.
ONCURE MEDICAL CORP.
PHOENIX MANAGEMENT COMPANY, LLC
RADIATION THERAPY SCHOOL FOR RADIATION THERAPY TECHNOLOGY, INC.
RADIATION THERAPY SERVICES INTERNATIONAL, INC.
RVCC, LLC
SAMPSON ACCELERATOR, LLC
SAMPSON SIMULATOR, LLC
SFRO HOLDINGS, LLC
U.S. CANCER CARE, INC.
USCC FLORIDA ACQUISITION LLC
WEST VIRGINIA RADIATION THERAPY SERVICES, INC.

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

PALMS WEST RADIATION THERAPY, L.L.C.

By:	21st Century Oncology, LLC
Its:	Sole Member

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

ASSOCIATES IN RADIATION ONCOLOGY SERVICES, LLC
BOYNTON BEACH RADIATION ONCOLOGY, L.L.C.
SOUTH FLORIDA RADIATION ONCOLOGY, LLC
TREASURE COAST MEDICINE, LLC

By:	SFRO Holdings, LLC
Its:	Sole Member

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

[Signature Page to the Second Supplemental Indenture]

SOUTH FLORIDA MEDICINE, LLC

By:	/s/ Joseph Biscardi
Name:	Joseph Biscardi
Title:	Vice President

[Signature Page to the Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

[Signature Page to the Second Supplemental Indenture]